EXHIBIT 99.4

Worthington Steel Announces Appointment of Mark Davis to Board of Directors and Audit Committee

06/25/2025

COLUMBUS, OHIO--(BUSINESS WIRE)-- Worthington Steel, Inc. (NYSE: WS) announced today the appointment of Mark Davis to the Worthington Steel Board of Directors, effective immediately. Davis will serve as a member of the Audit Committee of the Board.

“We are pleased to welcome Mark Davis to our board of directors,” said John Blystone, executive chairman of Worthington Steel. “Mark’s extensive background in finance, mergers and acquisitions and corporate governance will be a tremendous asset as we continue to grow and create value for our stakeholders.”

Davis is a private investor and co-chair of Lank Acquisition Corp., which invests in minority and majority positions in both public and private companies. He has more than 30 years of experience in investment banking and corporate finance, including senior leadership roles at JPMorgan Chase overseeing its Mergers and Acquisitions Group, General Industry Investment Banking and Investment Banking Coverage for all corporate clients.

Earlier in his career, Davis held senior positions at Salomon Brothers and began his investment banking career at Kidder, Peabody & Co. in mergers and acquisitions and corporate finance.

He has served on the boards of Worthington Enterprises, Scott Paper Co., Valassis Industries Inc. and Manhattanville College, where he chaired the finance committee. Davis earned a Master of Business Administration from the Tuck School of Business and a bachelor’s degree from Dartmouth College.

About Worthington Steel

Worthington Steel (NYSE:WS) is a metals processor that partners with customers to deliver highly technical and customized solutions. Worthington Steel’s expertise in carbon flat-roll steel processing, electrical steel laminations and tailor welded solutions is driving steel toward a more sustainable future.

As one of the most trusted metals processors in North America, Worthington Steel and its approximately 6,000 employees harness the power of steel to advance our customers’ visions through value-added processing capabilities including galvanizing, pickling, configured blanking, specialty cold reduction, lightweighting and electrical lamination. Headquartered in Columbus, Ohio, Worthington Steel operates 37 facilities in seven states and 10 countries. Following a people-first Philosophy, commitment to sustainability and proven business system, Worthington Steel’s purpose is to generate positive returns by providing trusted and innovative solutions for customers, creating opportunities for employees and strengthening its communities.

Safe Harbor Statement

Worthington Steel wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by Worthington Steel which are not historical information constitute "forward-looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in Worthington Steel’s filings with the Securities and Exchange Commission.

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